Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of The Finish Line, Inc., of our reports dated March 21, 2002, with respect to the consolidated financial statements of The Finish Line, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 2, 2002 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Fort Wayne, Indiana
October 4, 2002